EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON UPDATES ANTICIPATED TIMING OF CLOSING
OF ELPIDA TRANSACTIONS

BOISE, Idaho, July 29, 2013 – Micron Technology, Inc. (Nasdaq: MU) ("Micron") announced today that it anticipates the closing of Micron’s acquisition of 100 percent of Elpida’s equity to occur on July 31, 2013, Tokyo time.

The closing of the acquisition will be pursuant to a Sponsor Agreement entered into on July 2, 2012, in connection with Elpida's corporate reorganization proceedings conducted under the jurisdiction of the Tokyo District Court. The closing of the transaction is subject to satisfaction or waiver of a number of conditions, including final approval by the Tokyo District Court.

Micron also anticipates concurrently closing its acquisition of a 24 percent share of Rexchip Electronics Corporation from Powerchip Technology Corporation and certain of its affiliates.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. For example, statements related to our expectations regarding the closing of the transaction are forward-looking statements. Various factors could cause actual events or results to differ materially from those anticipated by the forward-looking statements. These factors include the possibility that the certain conditions to closing are not met. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.